Exhibit 16.1

October 28, 2021

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street Northeast
Washington, DC 20549-2000

Commissioners:

We have read the statements of the Report of Foreign Private Issuer on Form 6-K of Guardforce AI Co., Limited (the “Registrant”) to be filed with the Securities and Exchange Commission on October 29, 2021. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements of the Registrant contained therein.

Yours sincerely,

/s/ Wei, Wei & Co., LLP